Exhibit 99.1

Newark, NY – May 3, 2011 – IEC Electronics Corp. (NYSE Amex: IEC) announced its results for the fiscal second quarter ending April 1, 2011.

For the quarter ended April 1, 2011 the Company reported revenue of $35,085,000, operating income of $3,323,000 (9.5% of sales) and net income of $1,747,000 or $0.17 per share.  This compares to revenue of $25,232,000, operating income of $1,983,000 (7.9% of sales) and net income of $1,036,000 or $0.11 per share for the quarter ended March 26, 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of fiscal 2011 were $4,005,000 or $0.40 per share, compared to $2,131,000 or $0.22 per share for the same quarter last year.  The Company views EBITDA as a useful measure of operating performance given its strong operating margins and large net operating loss carryforward (NOL).  The Company  invested $2.5 million in capital using this quarter’s cash flow to support growth.  This is a significant and important investment; to increase capacity for one of our new customers, to support some emerging opportunities, and to plant the seeds for 2012 and beyond.  All investments are calculated risks and IEC believes these are worth taking.  For the balance of the fiscal year cash flow from operations will be used to pay down debt, which the Company intends to markedly reduce by the end of the year.

IEC had revenue of $63,729,000, operating income of $5,286,000 and net income of $2,796,000 or $0.28 per share for the first six months of 2011.  This compares to revenue of $43,292,000, operating income of $3,296,000 and net income of $1,790,000 or $0.19 per share for the first six months of fiscal 2010.  EBITDA for the six month period ended April 1, 2011 totaled $6,442,000 or $0.65 per share, compared to $3,520,000 or $0.37 per share for the same period last year.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This was another good quarter.  All of our important financial metrics improved and we are pleased with our progress.  Most significant was the growth of operating income to 9.5% of sales versus 7.9% for the same period last year.  The improvement was a combination of various factors; increased efficiency, product mix and the margin generated from our latest acquisition Southern California Braiding (SCB).  Just as important, organic sales growth increased by more than 20% over the comparable period.

“We are also pleased with the performance of SCB, whose sales and income were accretive to the Company.  It is important to note that during the first year after an acquisition we do not look for any real change in either income or sales from the previous year.  Integrating a new company requires significant effort and cost.  While SCB will be a good addition for IEC and its integration into IEC Electronics is making reasonable progress, it will take the balance of the fiscal year to complete the effort.  SCB’s backlog continues to grow and the cross selling opportunities are quickly showing signs of potentially being quite successful.  We now expect to be ahead of our forecasted annual revenue of $130 million.

“Consistent with past practice, we do not report backlog during the year.  However, we do offer a mid-year update, and in that regard we are pleased to tell our shareholders that current backlog is higher than the backlog figure reported in our 10-K for fiscal 2010.  As in the past it is important to note that some of the backlog extends past 2011 and 2012 into 2013 and 2014.  Some of our military customers place their orders years in advance to assure we have capacity to support their needs as our business grows.

“Finally, our sector performance has shifted somewhat.  The military/aerospace sector remains strong, though decreased as a percentage of our sales to 53% for the first six months of fiscal 2011, as compared to 58% of sales at the end of fiscal 2010.  This decrease was not a reduction in revenue in the sector, but reflects the growth in our other sectors.  Our medical and other sector has increased from 13% of sales at the close of fiscal 2010 to 20% of sales for the first six months of fiscal 2011.  Our industrial and communications sectors stayed relatively flat at 27% of sales for the first six months of this year as compared to 29% at the close of fiscal year end 2010.

“In summary, our Company continues to move forward and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

Conference Call
IEC will host a conference call with investors at 10:00 a.m. Eastern time today, May 3, 2011 to discuss its financial results for the quarter ended April 1, 2011.  The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210.  International callers may access the call by dialing 1-201-689-8049.  To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com.

A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415.  Callers must enter account number 286 and conference number 371226.

About IEC Electronics
IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and communications sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2010 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Susan E. Topel-Samek	John Nesbett or Jennifer Belodeau
	Vice President & CFO	Institutional Marketing Services (IMS)
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	stopel@iec-electronics.com	jbelodeau@institutionalms.com